PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1

OF

THE GABELLI ETFS TRUST

WHEREAS, the Gabelli ETFs Trust (the “Trust”) is a registered investment company organized under the laws of the State of Delaware and is registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”), and is authorized to issue separate series (each such series is referred to herein as a “Fund” and collectively the “Funds”); and

WHEREAS, the board of trustees of the Trust (the “Board”) has approved and the Trust has entered into a distribution agreement (“Distribution Agreement”) with G.distributors, LLC (the “Distributor”) pursuant to which the Distributor will act as the distributor with respect to the creation and distribution of creation unit size aggregations of shares of each Fund (“Shares”), as described in the Trust’s registration statement;

WHEREAS, the Trust desires to adopt this Plan of Distribution Pursuant to Rule l2b-1 (the “Plan”) under the 1940 Act with respect to the Shares of the Funds which are identified on Exhibit A hereof, as it may be amended from time to time to add or remove a Fund or Funds and that the Plan shall go in to effect at a date as determined by the Board; and

WHEREAS, the Board as a whole, and the trustees who are not interested persons of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of the Plan or any agreements related to the Plan (the “Disinterested Trustees”), have determined, after review of all information and consideration of all pertinent facts reasonably necessary to an informed determination, that it would be desirable to adopt a plan of distribution and that, in the exercise of reasonable business judgment and in light of their fiduciary duties, that there is a reasonable likelihood that a plan of distribution containing the terms set forth herein (the “Plan”) will benefit the Trust, and have accordingly approved the Plan by votes cast at a meeting called for the purpose of voting on the Plan; and

NOW, THEREFORE, in consideration of the foregoing, the Trust hereby adopts the Plan in accordance with Rule 12b-1 under the 1940 Act on the following terms and conditions:

1.

In consideration of the services to be provided, and the expenses to be incurred, by the Distributor pursuant to the Distribution Agreement, the Trust will pay to the Distributor as distribution payments (the “Payments”) in connection with the distribution of Shares an aggregate amount at a rate of 0.25% per year of the average daily net assets of the Shares. The Trust’s obligation hereunder shall be limited to the assets of the Shares and shall not constitute an obligation of the Trust except out of such assets and shall not constitute an obligation of any shareholder of the Trust. In addition, pursuant to this Plan, Gabelli Funds, LLC (the “Adviser”) or the Distributor may make payments from time to time from their own resources, which may include the advisory fee or the distribution fee received from the Fund and past profits, for any of the foregoing purposes. Such payments will not increase the amount which the Trust is permitted to pay hereunder and shall not increase the amount the Trust is required to pay to the Adviser or the Distributor for any fiscal year under the advisory agreement or distribution agreement effect for that year.

2.

It is understood that the Payments made by the Trust under this Plan will be used by the Distributor for the purpose of financing or assisting in the financing of any activity which is primarily intended to result in the sale of Shares. The scope of the foregoing shall be interpreted by the Board, whose decision shall be conclusive except to the extent it contravenes established legal authority. Without in any way limiting the discretion of the Board, the following activities are hereby declared to be primarily intended to result in the sale of Shares: advertising the Shares or the Fund’s investment adviser’s exchange traded fund activities; compensating brokers and other selling entities (including the Distributor and its affiliates) and sales and marketing personnel of any of them for sales of Shares, whether in a lump sum or on a continuous, periodic, contingent, deferred or other basis; compensating brokers and other servicing entities and servicing personnel (including the

Funds’ investment adviser and its personnel) of any of them for providing services to shareholders of the Funds relating to their investment in the Shares, including assistance in connection with inquiries relating to shareholder accounts; the production and dissemination of prospectuses (including statements of additional information) of the Funds and the preparation, production and dissemination of sales, marketing and shareholder servicing materials; and the ordinary or capital expenses, such as equipment, rent, fixtures, salaries, bonuses, reporting and recordkeeping and third party consultancy or similar expenses relating to any activity for which payment is authorized by the Board; and the financing of any activity for which Payment is authorized by the Board; and profit to the Distributor and its affiliates arising out of their provision of shareholder services. Notwithstanding the foregoing, this Plan does not require the Distributor or any of its affiliates to perform any, specific type or level of distribution activities or shareholder services or to incur any specific level of expenses for activities covered by this Section 2. In addition, Payments made in a particular year shall not be refundable whether or not such Payments exceed the expenses incurred for that year pursuant to this Section 2.

3.

The Trust is hereby authorized and directed to enter into appropriate written agreements with the Distributor and each other person to whom the Trust intends to make any Payment, and the Distributor is hereby authorized and directed to enter into appropriate written agreements with each person to whom the Distributor intends to make any payments in the nature of a Payment. The foregoing requirement is not intended to apply to any agreement or arrangement with respect to which the party to whom Payment is to be made does not have the purpose set forth in Section 2 above (such as the printer in the case of the printing of a prospectus or a newspaper in the case of an advertisement) unless the Board determines that such an agreement or arrangement should be treated as a “related” agreement for purposes of Rule 12b-1 under the 1940 Act.

4.

Each agreement required to be in writing by Section 3 must contain the provisions required by Rule 12b-1 under the 1940 Act and must be approved by a majority of the Board (“Board Approval”) and by a majority of the Disinterested Trustee (“Disinterested Trustee Approval”), by vote cast in person or virtually as permitted by the Securities and Exchange Commission (the “SEC”) at a meeting called for the purposes of voting on such agreement. All determinations or authorizations of the Board hereunder shall be made by Board Approval and Disinterested Trustee Approval.

5.

The officers, Adviser or Distributor of the Trust, as appropriate, shall provide to the Board and the Board shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which such Payments were made.

6.

To the extent any activity is covered by Section 2 and is also an activity which the Trust may pay for on behalf of the Shares without regard to the existence or terms and conditions of a plan of distribution under Rule 12b-1 of the 1940 Act, this Plan shall not be construed to prevent or restrict the Trust from paying such amounts outside of this Plan and without limitation hereby and without such payments being included in calculation of Payments subject to the limitation set forth in Section 1.

7.

This Plan may not be amended in any material respect without Board Approval and Disinterested Trustee Approval and may not be amended to increase the maximum level of Payments permitted hereunder without such approvals and further approval by a vote of at least a majority of the Shares. This Plan may continue in effect for longer than one year after its approval by a majority of the Shares only as long as such continuance is specifically approved at least annually by Board Approval and by Disinterested Trustee Approval.

8.

This Plan may be terminated at any time by a vote of the Disinterested Trustee, cast in person or virtually as permitted by the SEC at a meeting called for the purposes of voting on such termination, or by a vote of at least a majority of the Shares.

9.

For purposes of this Plan the terms “interested person” and “related agreement” shall have the meanings ascribed to them in the 1940 Act and the rules adopted by the Securities and Exchange Commission thereunder and the term “vote of a majority of the Shares” shall mean the vote, at the annual or a special meeting of the holders of the Shares duly called, (a) of 67% or more of the voting securities present at such meeting, if the holders of more than 50% of the Shares outstanding on the record date for such meeting are present or represented by proxy or, if less, (b) more than 50% of the Shares outstanding on the record date for such meeting.

October 14, 2020

EXHIBIT A

1.	Gabelli Growth Innovators ETF
2.	Gabelli Financial Services ETF
3.	Gabelli Global Small Cap ETF
4.	Gabelli Small & Mid Cap ETF
5.	Gabelli Micro Cap ETF
6.	Gabelli Love Our Planet & People ETF
7.	Gabelli Asset ETF
8.	Gabelli Equity Income ETF
9.	Gabelli Green Energy ETF